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                                                                   Exhibit 4.1

                               TRI-PARTY AGREEMENT


This agreement (the "Agreement") is dated as of December 11, 1996 by and among Grubb & Ellis Company (the "Company"), Warburg Pincus Investors L.P. ("Warburg") and Joe F. Hanauer ("Hanauer").

                                     RECITALS

I. On October 22, 1996, pursuant to an agreement dated October 21, 1996 between Warburg and The Prudential Insurance Company of America ("Prudential") (the "Prudential/Warburg Agreement"), Warburg acquired from Prudential the following securities of the Company for $23,000,000 (plus accrued interest of $318,034.72 which was paid by the Company):

     (a) $5,000,000 Principal Amount Amended and Restated Revolving Credit Note due November 1, 1999; (b) $6,500,000 Principal Amount Amended and Restated 9.90% Senior Note due November 1, 1998; (c) $3,500,000 Principal Amount Amended and Restated 9.90% Senior Note due November 1, 1998 ((a), (b) and (c) above are sometimes collectively referred to hereinafter as the "Senior Notes"); (d) $10,900,834.33 Principal Amount Amended and Restated 10.65% Subordinated Payment-In-Kind Note due November 1, 2001; (e) $1,520,058.79 Principal Amount 11.65% Subordinated Payment-In-Kind Note, due November 1, 2001; (f) $723,517.03 Principal Amount 11.65% Subordinated Payment-In-Kind Note, due November 1, 2001 ((d), (e) and (f) above are sometimes collectively referred to hereinafter as the "PIK Notes"); (g) 130,233 shares of Junior Convertible Preferred Stock; (h) Restated Stock Subscription Warrant No. 16 to subscribe for 200,000 shares of the Company's Common Stock ("Pru Warrant No. 16"); and (i) New Stock Subscription Warrant No. 17 to subscribe for 150,000 shares of the Company's Common Stock ("Pru Warrant No. 17") ((h) and (i) above are sometimes collectively referred to hereinafter as the "Prudential Warrants") issued pursuant to (i) that certain Senior Note, the Subordinated Note and Revolving Credit Note Agreement between the Company and Prudential, dated as of November 2, 1992, as amended from time to time (the "Note Agreement") and (ii) that certain Securities Purchase Agreement between the Company and Prudential, dated as of November 2, 1992 (the "Securities Purchase Agreement"). The securities set forth in (d) through (g) above are sometimes collectively referred to hereinafter as the "Purchased Securities".

II. Also, on October 22, 1996, Warburg granted an option, through April 16, 1997, for the Company to acquire as an entirety, all of the securities in the Company purchased by Warburg from Prudential as set forth in (a) through (i) above (the "Option") at a purchase price equal to Warburg's cost ($23 million) plus interest in an


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amount equal to 10% per annum through January 31, 1997 and 12% per annum thereafter through April 16, 1997.

III. Warburg is the beneficial holder of 10,118,339 shares of the Company's Common Stock through its ownership of (i) 4,277,433 shares of Common Stock, (ii) 128,266 shares of Series B Senior Preferred Stock which are convertible into an aggregate of 4,828,548 shares of the Company's Common Stock and (iii) currently exercisable warrants to purchase an aggregate of 1,012,358 shares of the Company's Common Stock.

IV. Hanauer beneficially holds 951,963 shares of the Company's Common Stock through his direct ownership of 13,293 shares of the Company's Common Stock and through his ownership of the following securities held in a trust of which Mr. Hanauer is the trustee and he and his wife and children are beneficiaries: (i) 67,806 shares of Common Stock, (ii) 8,894 shares of Series A Senior Preferred Stock convertible into an aggregate of 339,629 shares of Common Stock, (iii) currently exercisable warrants to purchase an aggregate of 323,541 shares of Common Stock (the "Hanauer Warrants"), (iv) an option granted under a Company stock option plan which is exercisable for 169,284 shares, and (v) warrants to purchase 38,410 shares of Common Stock, which will be exercisable only under certain circumstances ("Contingent Warrants").

V. The Company has entered into an agreement to sell to C. Michael Kojaian, Mike Kojaian and Kenneth J. Kojaian 2,500,000 shares of the Company's Common Stock at $4.00 per share (the "Kojaian Stock Purchase Agreement").

     In consideration of the premises, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto desire to complete the transactions set forth herein in this Agreement and agree as follows:

     1. Subject to the terms and conditions hereof, on the Closing Date (as defined below):

          (a) Warburg hereby agrees to sell, transfer and assign to the Company, without recourse, representation or warranty of any kind except as set forth herein, and the Company hereby agrees to purchase from Warburg, the Purchased Securities for an aggregate purchase price equal to $10,000,000 plus accrued interest of $69,315.07 (the "Purchase Price"); The PIK Notes shall be marked "Canceled";

          (b) The Prudential Warrants shall be amended to extend the term and exercisability thereof to January 29, 2002;

          (c) In consideration for Hanauer (i) converting his shares of Senior Convertible Preferred Stock of the Company into Common Stock and (ii) surrendering to the Company the Contingent Warrants, as more particularly set forth below, Warburg agrees to transfer to Hanauer a portion of Pru Warrant No. 16, as amended pursuant to


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paragraph 1(b),  representing the right to purchase 14,286 shares of the
Company's Common Stock, and a portion of Pru Warrant No. 17, as amended pursuant to paragraph 1(b), representing the right to purchase 10,714 shares of the Company's Common Stock;

          (d) Warburg and Hanauer shall convert all of their shares of Senior Convertible Preferred Stock of the Company into 4,828,548 and 339,629 shares, respectively, of Company Common Stock;

          (e) Warburg shall give notice to Prudential to convert all of the 19,767 shares of Junior Convertible Preferred Stock of the Company held by Prudential into 352,447 shares of Company Common Stock, and Warburg shall use reasonable efforts to cause Prudential to convert such Junior Convertible Preferred Stock into Common Stock;

          (f) Hanauer agrees to surrender to the Company the Contingent Warrants to purchase 37,823 shares of Company Common Stock;

          (g) The Company shall amend the Hanauer Warrants to extend the expiration date thereof to January 29, 2002 and the anti-dilution provisions of said warrants shall be amended to conform to the provisions of the Prudential Warrants.

          (h) The Stockholders' Agreement dated as of January 29, 1993, as amended, among Warburg, Prudential, Hanauer and the Company shall be terminated;

          (i) Warburg, the Company, Hanauer, C. Michael Kojaian, Mike Kojaian and Kenneth J. Kojaian shall enter into a Registration Rights Agreement in the form attached hereto as Exhibit A;

          (j)  The Company shall cancel the Contingent Warrants;

          (k)  The Company shall cancel the Purchased Securities; and

          (l) Warburg will grant to the Company a new option (the "New Option") attached hereto as Exhibit "B" and the Option will be canceled.

     2. The Closing will take place on December 11, 1996 or such other date as the parties hereto shall mutually agree (the "Closing Date") and on the Closing Date the parties shall complete the matters set forth in Paragraph 1(b) through 1(j) above, and thereafter, following the closing under the Kojaian Stock Purchase Agreement, (i) Warburg will deliver the Purchased Securities to the Company, together with duly executed bond or stock powers, as applicable, payable to the order of the Company, an incumbency certificate and such other documents as the Company may reasonably request to terminate all of the Company's obligations under the Note Agreement, and the PIK Notes, against payment of $10,069,315.07 in immediately available funds to


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Warburg's account number, as prescribed by Warburg, (ii) Warburg shall assign to the Company all of its right, title and interest in Prudential's warranties and representations made to Warburg as set forth in the Prudential/Warburg
Agreement, and (iii) concurrently therewith, the parties shall complete the matters set forth in Paragraph 1(k) and 1(l) above.

     3. Warburg hereby represents and warrants as of the date hereof and as of the Closing Date that: (a) Warburg is the sole legal, record and beneficial owner of the Purchased Securities, and to the best of Warburg's knowledge, Warburg has good title thereto; Warburg has no knowledge of any lien, claim, option or other encumbrance by any person against the Purchased Securities being transferred herein to the Company; to Warburg's knowledge, the representations and warranties of Prudential pursuant to the Prudential/Warburg Agreement were true and correct at the closing of the transactions under the Prudential/Warburg Agreement; Warburg did not, prior to or during the period of time Warburg held the Purchased Securities, by any action or inaction, directly or indirectly, in whole or in part, cause any lien, claim, option or other encumbrance to occur with respect to the Purchased Securities, or any of them; at the Closing, Warburg will assign all of its right, title and interest in Prudential's warranties and representations made to Warburg as set forth in the Prudential/Warburg Agreement to the Company; (b) Warburg has full power, authority and legal right to sell the Purchased Securities; and (c) Warburg has been the sole beneficial owner of the Purchased Securities since October 22, 1996.

     4. As of the date hereof and as of the Closing Date, the Company hereby represents that: (a) it has full power, authority and legal right to acquire the Purchased Securities; and (b) with respect to the conversion of their Senior Convertible Preferred Stock of the Company into Common Stock, the Company is not receiving any consideration from Hanauer and Warburg for the issuance of the Common Stock of the Company to them other than the Senior Convertible Preferred Stock to be surrendered for conversion. The Common Stock to be issued hereunder will be validly issued, fully paid and nonassessable.

     5. (a) Warburg hereby represents and warrants that as of the date hereof and, as of the Closing Date, its ownership of the Company's securities as set forth in Recital III is true and correct;

          (b) Hanauer hereby represents and warrants that as of the date hereof and, as of the Closing Date, his ownership of the Company's securities as set forth in Recital IV is true and correct.

     6. (a) Warburg and Hanauer hereby irrevocably waive any claims against the Company or any of its affiliates or representatives based upon any matter arising out of or related to the transactions contemplated by this Agreement, including non-disclosure of any information relating to the Company, except with respect to the


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representations contained in this Agreement and in the documents delivered pursuant to this Agreement.

          (b) Warburg, on behalf of itself and for all of its affiliates, hereby waives any and all Defaults or Events of Default (each as defined in the Note Agreement) that exist or may exist as of the Closing Date under the Note Agreement.

     7. The obligations of each of the Company, Warburg and Hanauer under this Agreement are subject to and conditioned upon the satisfaction at or prior to the Closing of each of the following conditions (unless waived by such party in writing):

          (a) REPRESENTATIONS AND WARRANTIES. All representations and warranties of each other party contained in this Agreement and in any agreements or instruments to be delivered pursuant hereto shall be true and correct at and as of the Closing Date; and

          (b) PERFORMANCE. Each other party shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including execution and delivery of the documents contemplated by this Agreement; and

          (c) NO PROCEEDINGS. No action, suit, investigation or legal or administrative claim or proceeding shall be pending or threatened before any court, governmental agency or regulatory authority which may result in the restraint, prohibition, or the obtaining of damages or other relief in respect of, or which is related to or arises out of, the consummation of transactions contemplated by this Agreement; and

          (d) The Company shall have obtained equity financing of at least Ten Million Dollars ($10,000,000) pursuant to the closing of the Kojaian Stock Purchase Agreement.

     8. Each party hereto shall execute and deliver all further documents or instruments reasonably requested by the other party in order to effect the intent and purposes of this Agreement and obtain the full benefit of this Agreement.

     9. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CONFLICTS OF LAWS PROVISIONS THEREOF AND SHALL BE BINDING UPON AND INURE TO THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.

     10. This Agreement, together with the exhibits hereof, constitutes the complete agreement of the parties with respect to the subject matter hereof, and supersedes all prior communications and agreements of the parties with respect


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thereto, all of which have become merged and integrated into this Agreement.
This Agreement cannot be amended, modified or waived, except by a writing executed by each of the parties hereto.

     11. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                              WARBURG, PINCUS INVESTORS, L.P.
                              By:  Warburg, Pincus & Company, L.P.
                                    its General Partner


                              By: /s/ John Santoleri
                                 -----------------------------------------------
                              Name: John Santoleri
                              Title: Partner


                              GRUBB & ELLIS COMPANY


                              By: /s/ Robert J. Walner
                                 -----------------------------------------------
                              Name: Robert J. Walner
                              Title: Senior Vice President and General Counsel


                                /s/ Joe F. Hanauer
                              --------------------------------------------------
                              JOE F. HANAUER


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